UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

                On December 15, 2004, Exelixis, Inc. (the “Company”) exercised its option to draw the remaining $30 million under the $85 million loan facility that is part of a Loan and Security Agreement (the “LSA”) between the Company and SmithKlineBeecham Corporation (“GSK”).  The loan facility is part of the collaboration between the Company and GSK that was established in October 2002 to discover and develop novel therapeutics in the areas of vascular biology, inflammatory disease and oncology.  The collaboration involves three principal agreements: (a) a Product Development and Commercialization Agreement; (b) a Stock Purchase and Stock Issuance Agreement; and (c) the LSA.  All loan amounts bear interest at a rate of 4% per annum and are secured by the intellectual property, technology and equipment created or utilized pursuant to the collaboration.  Principal and accrued interest become due in installments, beginning on or about the sixth anniversary of the collaboration, unless the collaboration is earlier terminated by GSK for the Company’s uncured material breach, insolvency or certain events of change of control.  Repayment of all or any of the amounts advanced to the Company under the LSA may, at the Company’s election, be in the form of the Company’s common stock, subject to certain conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Dated: December 21, 2004	By:	/s/Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary